EXHIBIT 99.1

National Western and Prosperity Life Group Announce Closing of $1.9 Billion Cash Merger

Austin, Texas, July 9, 2024 ‑ National Western Life Group, Inc. (“National Western” or the “Company”), and Prosperity Life Group (“Prosperity Life Group”) today announced the closing of the previously announced acquisition of National Western by Prosperity Life Group company S. USA Life Insurance Company, Inc. (“SUSA”).

At the closing, SUSA acquired National Western in an all-cash merger valued at approximately $1.9 billion. At the effective time of the merger, a wholly owned subsidiary of SUSA merged with and into National Western, with National Western surviving the merger as a wholly owned subsidiary of SUSA. Each share of National Western common stock issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive $500 in cash at closing.

The transaction, which was unanimously approved by National Western’s Board of Directors, was approved by the holders of a majority of the Company’s outstanding shares at a special meeting held on January 8, 2024.

National Western and SUSA received all required regulatory approvals for the merger, as well as for the redomestication of National Western’s subsidiary National Western Life Insurance Company from Colorado to Arizona.

“National Western’s insurance franchises, products and capabilities will be a great addition to Prosperity. This acquisition represents a significant milestone in the continued expansion of our insurance business,” commented Nicholas von Moltke, Prosperity President & CEO. “We welcome National Western to Prosperity and look forward to the opportunities ahead as a combined business.”

The organizations have complementary capabilities that will build upon their existing strengths and will further bring Prosperity’s insurance platform to scale. The acquisition will capitalize on the collective talents and resources across the organizations, positioning Prosperity to expand its distribution channels, onboard additional capabilities, and integrate key institutional and industry knowledge.

Advisors

Citi is serving as financial advisor, and Debevoise & Plimpton LLP is serving as legal advisor to Prosperity Life Group and SUSA on this transaction. Kutak Rock LP, Norton Rose Fulbright US LLP, and Faegre Drinker Biddle & Reath LLP serve as Prosperity Life Group’s local Arizona, Missouri and Colorado legal advisors, respectively.

Goldman Sachs & Co. LLC serves as financial advisor and Sidley Austin LLP is legal advisor to National Western on this transaction.

About National Western Group, Inc.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At March 31, 2024, the Company maintained consolidated total assets of $12.1 billion, consolidated stockholders’ equity of $2.5 billion, and combined life insurance in force of $17.7 billion.

About Prosperity Life Group

Prosperity Life Group is a marketing name for certain subsidiaries of Prosperity Group Holdings, LP. Prosperity is an innovative insurance, reinsurance, and asset management company. Collectively, its underwriting companies are licensed in 48 states plus the District of Columbia and have been helping individuals and their families for over 100 years by providing life insurance, asset accumulation, and supplemental health products to help them achieve their goals. Prosperity’s asset management business is conducted through Prosperity Asset Management, an insurance-focused asset manager specializing in structured credit and niche asset opportunities and origination platforms.

For more information, please contact:

National Western:	Prosperity Life Group Media Contact:
Brian M. Pribyl	Aiden Woglom / Anne Hart / Julia Sidi
Tel: (512) 719-2493	Prosek Partners
Email: bpribyl@nwlic.com	Pro-prosperitylife@prosek.com

Cautionary Notice Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and related oral statements the Company or SUSA may make, are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and other documents of the Company and SUSA on file with the Securities and Exchange Commission. Neither the Company nor SUSA undertakes any obligation to update, correct or otherwise revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or SUSA and/or any person acting on behalf of either of them are expressly qualified in their entirety by this paragraph. The information contained on any websites referenced in this press release is not incorporated by reference into this press release.